Exhibit (a)(2)(i)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

AXA Premier Funds Trust

(Pursuant to Section 3810 of the Delaware Statutory Trust Act)

To the Secretary of State

State of Delaware

It is hereby certified that:

1.	The name of the statutory trust (hereinafter referred to as the “Trust”) is AXA Premier Funds Trust

2.	Article First of the Certificate of Trust of the Trust is hereby amended to read as follows:

The name of the statutory trust formed hereby is AXA Enterprise Multimanager Funds Trust.

3.	The undersigned person is a trustee of the Trust.

4.	This Certificate of Amendment to the Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Trust on this 10th day of December 2004.

/s/ Steven M. Joenk
Steven M. Joenk
Trustee